EXHIBIT 99.1
Contacts:
Investor Relations: Ken Cooper — 952-229-7427 or ir@lifetimefitness.com
Media Relations: Jason Thunstrom — 952-229-7435 or jthunstrom@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS APPOINTS GILES H. BATEMAN, RETIRED VICE CHAIRMAN AND
CO-FOUNDER OF PRICE CLUB, TO BOARD OF DIRECTORS
EDEN PRAIRIE, Minn. (March 14, 2006) — Life Time Fitness, Inc. (NYSE: LTM), a national operator of distinctive and large health and fitness centers, announced today that Giles H. Bateman was elected to its board of directors, effective March 10, 2006. Additionally, the board of directors expects to elect Mr. Bateman as a member of the Compensation Committee and Audit Committee around the time of the Company’s 2006 Annual Meeting of Shareholders.
     “We are fortunate to have Giles join our board,” said Bahram Akradi, Life Time Fitness chairman, president and chief executive officer. “His extensive background in corporate strategy and management, combined with his deep operational and financial experience, represents a strong complement to our talented and seasoned board.
     Mr. Bateman, age 61, was one of four co-founders of Price Club, a membership wholesale club, in 1976 and served as chief financial officer and vice chairman there until 1991. He also served as non-executive chairman of CompUSA Inc., a publicly traded retailer of computer hardware, software, accessories and related products, from 1994 until he retired in 2000.
     Mr. Bateman serves as a director, and the chair of the audit committee, of WD-40 Company and Tuesday Morning Corporation. He also serves as a director of four private companies.
     Mr. Bateman holds a BA degree in law from Oxford University, England, and an MBA with high distinction from Harvard Business School.
About Life Time Fitness, Inc.
     Life Time Fitness, Inc. (NYSE: LTM) operates distinctive and large sports and athletic, professional fitness, family recreation and resort/spa centers. As of March 14, 2006, the Company operated 48 centers in nine states, including Arizona, Illinois, Indiana, Maryland, Michigan, Minnesota, Ohio, Texas and Virginia. The Company also provides consumers with personal training consultation, full-service spas and cafés, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine — Experience Life, athletic events, and nutritional products and supplements. Life Time Fitness is headquartered in Eden Prairie, Minnesota (www.lifetimefitness.com). LIFE TIME FITNESS, the LIFE TIME FITNESS logo, and EXPERIENCE LIFE are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
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